UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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GETTY REALTY CORP.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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GETTY REALTY CORP.

TWO JERICHO PLAZA, WING C, SUITE 110, JERICHO, NEW YORK 11753

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 8, 2018

To the Stockholders of GETTY REALTY CORP.:

NOTICE IS HEREBY GIVEN that the 2018 Annual Meeting of Stockholders (the “Annual Meeting”) of Getty Realty Corp., a Maryland corporation (the “Company”), will be held at the offices of DLA Piper, 1251 Avenue of The Americas, New York, NY 10020 on May 8, 2018 at 3:30 p.m., for the following purposes:

(1)	to elect a Board of six directors to hold office until our 2019 annual meeting and until their successors are elected and qualified;

(2)	to hold an advisory vote to approve named executive officer compensation;

(3)

to approve an amendment to the Company’s Charter to increase the aggregate number of shares of stock of all classes that the Company is authorized to issue from 70,000,000 shares to 120,000,000 shares, by increasing the (i) the aggregate number of shares of common stock which the Company has authority to issue from 60,000,000 to 100,000,000 shares of common stock, and (ii) the aggregate number of shares of preferred stock which the Company has authority to issue from 10,000,000 to 20,000,000 shares of preferred stock; and

(4)	to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2018.

We will also transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

The Proxy Statement accompanying this Notice more fully describes the proposals to be voted on at the Annual Meeting.

Only stockholders of record at the close of business on March 13, 2018 are entitled to notice of and to vote at this meeting or any adjournments or postponements thereof.

On or about March 29, 2018, for the holders of record and beneficial owners of our common stock as of the close of business on the record date, we will either send (i) a copy of our Proxy Statement, including this Notice of Annual Meeting, the accompanying proxy card and our Annual Report, or (ii) a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”). The Notice of Internet Availability instructs you how to access and review this Proxy Statement and our Annual Report beginning on March 28, 2018. The Notice of Internet Availability also instructs you how you may submit your proxy over the Internet.

By Order of the Board of Directors,
/s/ Joshua Dicker
Joshua Dicker
Jericho, New York March 19, 2018	Executive Vice President, General Counsel and Secretary

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE READ THE PROXY STATEMENT AND COMPLETE A PROXY FOR YOUR SHARES AS SOON AS POSSIBLE. YOU MAY VIA THE INTERNET AUTHORIZE A PROXY HOLDER TO VOTE YOUR SHARES BY FOLLOWING THE INSTRUCTIONS ON THE WEBSITE INDICATED IN THE NOTICE MAILED TO YOU REGARDING THE AVAILABILITY OF PROXY MATERIALS. IF YOUR SHARES ARE HELD IN THE NAME OF A BROKERAGE FIRM, BANK, NOMINEE OR OTHER INSTITUTION, YOU SHOULD PROVIDE INSTRUCTIONS TO YOUR BROKER, BANK, NOMINEE OR OTHER INSTITUTION ON HOW TO VOTE YOUR SHARES. YOU MAY ALSO REQUEST A PAPER PROXY CARD TO SUBMIT YOUR VOTE BY MAIL. IF YOU ATTEND THE MEETING AND VOTE IN PERSON, THAT VOTE WILL REVOKE ANY PROXY YOU MAY HAVE PREVIOUSLY SUBMITTED. IF YOU HOLD SHARES IN THE NAME OF A BROKERAGE FIRM, BANK, NOMINEE OR OTHER INSTITUTION, THEN, IN ORDER TO VOTE YOUR SHARES AT THE MEETING, YOU MUST PROVIDE A LEGAL PROXY FROM THAT INSTITUTION.

YOUR VOTE IS IMPORTANT, NO MATTER HOW MANY SHARES YOU OWN.

Page

GETTY REALTY CORP. PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS	1

Record Date, Voting Rights, Outstanding Shares and Quorum	1
Voting Requirements	1
Vote Required	1
Broker Non-Votes	2
Solicitation of Proxies	2
Notice Regarding the Availability of Proxy Materials	2

PROPOSAL NO. 1 ELECTION OF DIRECTORS (Item No. 1 on the Proxy Card)	4

Nominees for Election at the Annual Meeting	4

CORPORATE GOVERNANCE AND RELATED MATTERS	8

Board of Directors and Board Leadership Structure	8
Role of Board of Directors in Risk Oversight	9
Independence of Directors	9
Directors’ Meetings	9
Committees	10
Contacting the Board of Directors	13
Executive Officers	13

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF SHARES	14

EXECUTIVE COMPENSATION	16

Compensation Discussion and Analysis	16
2017 Company Performance Highlights	16
Base Salary	19
Incentive Compensation	19
Retirement Plans	21
Compensation Committee Report	21
Summary Compensation Table	22
2017 Compensation Disclosure Ratio of the Median Annual Total Compensation of All Company Employees to the Annual Total Compensation of the Company’s Chief Executive Officer	23
2017 Grants of Plan Based Awards	23
2017 Option Exercises and Stock Vested	25
Nonqualified Deferred Compensation	26
Potential Payments upon Termination or Change in Control	26
Equity Compensation Plans	28
Director Compensation	28
Compensation Committee Interlocks and Insider Participation	29

PROPOSAL NO. 2 ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION (SAY-ON-PAY) (Item No. 2 on the Proxy Card)	30

Background	30

PROPOSAL NO. 3 APPROVAL OF AMENDMENT TO CHARTER TO INCREASE THE NUMBER OF SHARES AUTHORIZED FOR ISSUANCE (Item No. 3 on the Proxy Card)	31

REPORT OF THE AUDIT COMMITTEE	33

Oversight Responsibilities	33
Independence/Qualifications	33
Sarbanes-Oxley Act Compliance	33

i

Financial Statements	33

PROPOSAL NO. 4 RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (Item No. 4 on the Proxy Card)	35

DEADLINES FOR SUBMITTING STOCKHOLDER PROPOSALS FOR THE ANNUAL MEETING	36

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	36

OTHER MATTERS	36

ii

GETTY REALTY CORP.

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

This Proxy Statement is furnished in connection with the solicitation of proxies by and on behalf of the Board of Directors of Getty Realty Corp. (hereinafter called the “Company” or “Getty”), to be voted at the Company’s Annual Meeting to be held at the offices of DLA Piper, 1251 Avenue of the Americas, New York, NY 10020 on May 8, 2018 at 3:30 p.m., and at any adjournments or postponements thereof (the “Annual Meeting”), for the purposes of (1) electing a Board of Directors; (2) holding an advisory vote to approve named executive officer compensation; (3) approving an amendment to the Company’s Charter to increase the aggregate number of shares of stock of all classes that the Company is authorized to issue from 70,000,000 shares to 120,000,000 shares; and (4) ratifying the appointment of independent auditors. We will also transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Record Date, Voting Rights, Outstanding Shares and Quorum

At the close of business on March 13, 2018, the record date for stockholders entitled to vote at the Annual Meeting, there were 39,710,287 shares of Getty common stock outstanding. Each outstanding share of common stock is entitled to one vote. The common shares vote as a single class. In order to constitute a quorum at the Annual Meeting, there must be present, or voting by proxy, holders of a majority of the outstanding common stock.

Under Maryland law, shares represented by proxies that reflect abstentions or “broker non-votes” (i.e., shares held by a broker or nominee which are represented at the Annual Meeting, but with respect to which such broker or nominee is not empowered by the beneficial owner of the stock to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

Voting Requirements

If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record on how to vote your shares. You must follow the instructions of the holder of record in order for your shares to be voted. If your shares are not registered in your own name and you plan to vote your shares in person at the Annual Meeting, you should contact your broker or agent to obtain a legal proxy or broker’s proxy card and bring it with you to the Annual Meeting in order to vote.

All valid proxies received before the Annual Meeting will be exercised. All shares represented by a proxy will be voted, and where a proxy specifies a stockholder’s choice with respect to any matter to be acted upon, the shares will be voted in accordance with that specification. If no choice is indicated on the proxy with respect to any one or more of the proposals, the shares will be voted in favor of such proposal(s). At the discretion of the persons named in the enclosed proxy card or vote instruction form, such proxy holder may also vote on any other matter that may properly come before the Annual Meeting or any adjournments or postponements of the Annual Meeting.

Vote Required

If a quorum is achieved at the Annual Meeting, the following voting requirements will apply:

1.

Board Elections. The affirmative vote of a plurality of all votes cast at the Annual Meeting is required for the election of each nominee to our Board of Directors. With respect to each director nominee, you may vote “for” such nominee or “withhold” your vote as to such nominee. Director nominees with the most votes cast “for” such nominee’s election will be elected to our Board of Directors.

●	For purposes of the election of directors, abstentions and broker non-votes, if any, will not be counted as votes cast and will have no effect on the result of the vote.

2.

Advisory vote to approve named executive officer compensation. The affirmative vote of a majority of the votes cast at the Annual Meeting will be necessary to approve the advisory vote on executive compensation.

●

For purposes of the advisory vote to approve the named executive officer compensation, abstentions and broker non-votes are not considered votes cast and will have no effect on the outcome of this proposal.

3.

Charter Amendment Proposal. The affirmative vote of the holders of shares entitled to cast a majority of all the votes entitled to be cast on the matter is necessary to adopt the charter amendment proposal (the “Charter Amendment Proposal”).

●	For purposes of the Charter Amendment Proposal, abstentions and broker non-votes will have the same effect as votes against the proposal.

4.

Ratify the appointment of PricewaterhouseCoopers LLP. The affirmative vote of a majority of the votes cast at the Annual Meeting will be necessary to ratify the appointment of the independent registered public accounting firm.

●	For purposes of the appointment of PricewaterhouseCoopers LLP, abstentions and broker non-votes are not considered votes cast and will have no effect on the outcome of this proposal.

Broker Non-Votes

Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker, bank or other nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker, bank or other nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker, bank or other nominee can still vote the shares with respect to matters that are considered to be “routine,” but cannot vote the shares with respect to “non-routine” matters. With respect to the four proposals set forth in this Proxy Statement, only Proposal 4 – Ratification of the Appointment of PricewaterhouseCoopers LLP is considered to be “routine” and brokers, banks or other nominees generally have discretionary voting power with respect to such proposal. We encourage you to provide instructions to your broker regarding the voting of your shares. See “Vote Required” section above for the treatment of broker non-votes with respect to each of the four proposals.

If you vote by proxy, the individuals named on the proxy card (your “proxies” or “proxy holders”) will vote your shares in the manner you indicate.

Solicitation of Proxies

We will bear the cost of soliciting proxies. In addition to soliciting stockholders by mail through our employees, we will request banks, brokers and other custodians, nominees and fiduciaries to solicit customers for whom they hold our stock and we will reimburse them for their reasonable, out-of-pocket costs. We may also use the services of our officers, directors and others to solicit proxies personally or by telephone, without additional compensation.

Notice Regarding the Availability of Proxy Materials

From the date of mailing of the Notice of Internet Availability through the conclusion of the Annual Meeting, stockholders will be able to access all of the proxy materials on the internet at www.proxyvote.com. The proxy materials will be available free of charge. The Notice of Internet Availability will instruct you as to how you may access and review all of the important information contained in the proxy materials (including our Annual Report to stockholders) over the internet or through other methods specified at the website designated in the Notice of Internet Availability. The designated website contains instructions as to how to vote your shares over the internet or by telephone. The Notice of Internet Availability also instructs you as to how you may request a paper or email copy of the proxy card. If you received a Notice of Internet Availability and would like to receive printed copies of the proxy materials, you should follow the instructions for requesting such materials included in the Notice of Internet Availability.

The rules and regulations adopted by the Securities and Exchange Commission (the “SEC”) permit us to deliver a single Notice of Internet Availability or set of Annual Meeting materials to one address shared by two or more of our stockholders. We have delivered only one Notice of Internet Availability or Annual Meeting materials to multiple stockholders who share an address, unless we received contrary instructions from the impacted stockholders prior to the mailing date. We will promptly deliver, upon written or oral request, a separate copy of the Notice of Internet Availability or Annual Meeting materials to any stockholder at the shared address to which a single copy of those documents was delivered. If you prefer to receive separate copies of the Notice of Internet Availability or Annual Meeting materials, contact Broadridge Financial Solutions, Inc. at 1-800-542-1061, or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, NY 11717. If you are currently a stockholder sharing an address with another stockholder and wish to receive only one copy of future Notices of Internet Availability or Annual Meeting materials for your household, please contact Broadridge at the above phone number or address.

The Notice of Internet Availability or Annual Meeting materials is being sent to stockholders on, and will be available on the internet on or about, March 28, 2018.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

(Item No.  1 on the Proxy Card)

Nominees for Election at the Annual Meeting

Getty’s directors are elected at each annual meeting of stockholders and hold office for a term of one year and until their respective successors are elected and qualified. The Board of Directors has nominated six candidates for election as directors for a one-year term ending at the 2019 annual meeting of the Company’s stockholders or when their successors are duly elected and qualified.

The affirmative vote of a plurality of all votes cast at the Annual Meeting is required for the election of each nominee to our Board of Directors. With respect to each director nominee, you may vote “for” such nominee or “withhold” your vote as to such nominee. Director nominees with the most votes cast “for” such nominee’s election will be elected to our Board of Directors. For purposes of the election of directors, abstentions and broker non-votes, if any, will not be counted as votes cast and will have no effect on the result of the vote.

You may use the proxy card furnished to you to cast your votes for the election of the director nominees named in the table below. In the event that any of the nominees should become unable or unwilling to serve as a director prior to the 2018 Annual Meeting, we intend to vote your proxy “for” the election of the substitute nominee, if any, who is designated by the Board of Directors. For additional information about how we identify and evaluate nominees for director, see “Committees – Nominating/Corporate Governance Committee” at page 10 of this Proxy Statement.

Set forth below is information regarding the directors nominated for election at the Annual Meeting, including background information and information regarding the specific experience, qualifications, attributes and skills that support the conclusion that these nominees should serve as directors of Getty.

Name and Age	Information Regarding Nominees
Leo Liebowitz – 90

Mr. Liebowitz has served as Chairman of the Board of Getty since 1971 and served as the Chief Executive Officer of Getty from 1985 until 2010. Mr. Liebowitz served as President of Getty from 1971 until 2004. In 1955, Mr. Liebowitz co-founded the predecessor business that became our Company, and he is our largest individual stockholder.

Mr. Liebowitz also served as Chairman, Chief Executive Officer and a director of Getty Petroleum Marketing Inc. from 1996 until 2000, and as a director of the Regional Banking Advisory Board of JPMorgan Chase & Co. from 1975 to 2013.

As our co-founder and one of our largest stockholders since the Company’s inception, Mr. Liebowitz possesses a deep understanding and appreciation of all aspects of Getty, its history and its business. He is highly qualified to serve on and lead our Board.

Milton Cooper – 89

Mr. Cooper has served as a director of Getty since 1971 and as Chairman of the Compensation Committee of the Board of Directors since 2006 and a member of the Nominating/Corporate Governance Committee since before 1993.

Mr. Cooper is the Executive Chairman of the Board of Directors for Kimco Realty Corporation (“Kimco”), a New York Stock Exchange listed real estate investment trust, which is one of the nation’s largest owners and operators of neighborhood and community shopping centers. Mr. Cooper served as the Chairman of the Board of Directors

Name and Age	Information Regarding Nominees

and Chief Executive Officer of Kimco from its initial public offering in 1991 to 2009, and was a Director and President of Kimco prior thereto. In 1956, Mr. Cooper co-founded the predecessor business that became Kimco.

Mr. Cooper is a nationally recognized leader of the modern REIT industry. He has received the National Association of Real Estate Investment Trusts Industry Leadership Award for his significant and lasting contribution to the REIT industry. From 1983 through April 2012, he was also a director of Blue Ridge Real Estate/Big Boulder Corporation, a real estate management and land development firm. Mr. Cooper also served as a member of the Executive Committee of the Board of Governors of the National Association of Real Estate Investment Trusts.

Along with Mr. Liebowitz, Mr. Cooper is the longest-serving member of our Board, and also one of our largest individual stockholders. Mr. Cooper is a trusted advisor and highly qualified for our Board.

Philip E. Coviello – 75

Mr. Coviello has served as a director of Getty since 1996 and has served as Chairman of the Audit Committee of the Board of Directors since 2000. Mr. Coviello also serves on the Compensation Committee since 2007, and on the Nominating/Corporate Governance Committee since 1999.

Mr. Coviello has served as a director of Kimco since 2008, serves as Chairman of Kimco’s Audit Committee, and also serves on Kimco’s Executive Compensation Committee and Nominating and Corporate Governance Committee. Mr. Coviello was a partner in Latham & Watkins LLP, an international law firm, until his retirement from the firm as of December 31, 2003.

Mr. Coviello’s qualifications to serve on our Board include his many years of legal experience counseling Boards of Directors and senior management of public and private companies on a wide range of corporate and securities law issues, including mergers and acquisitions, securities offerings and corporate governance, regulatory compliance and other matters.

Christopher J. Constant – 39

Mr. Constant has served as a director of Getty since January 1, 2016, concurrent with his appointment as President and Chief Executive Officer of the Company effective at that time. Mr. Constant joined the Company in November 2010 as Director of Planning and Corporate Development and advanced within the Company to Treasurer in May 2012, Vice President in May 2013, Chief Financial Officer in December 2013, and President and Chief Executive Officer as of January 1, 2016.

Prior to joining Getty, Mr. Constant was a Vice President in the corporate finance department of Morgan Joseph & Co. Inc. and began his career in the corporate finance department at ING Barings.

Mr. Constant’s qualifications to serve on our Board include his past experience in investment banking, totaling over ten years, including his past leadership role as Vice President in the investment banking firm

Name and Age	Information Regarding Nominees

Morgan Joseph & Co. Inc., and his diverse knowledge of financial and capital markets and corporate development strategies, specifically as they relate to the real estate industry and REITs. In addition, Mr. Constant has gained extensive knowledge of the Company’s business strategies, finances and operations in various executive capacities with the Company since 2010, and has been a driving force behind the execution of numerous specialized and strategic projects during his tenure. His knowledge of our business, finances, operations and compliance requirements, and his demonstrated effective leadership within the Company, qualify Mr. Constant as a valuable member of our Board of Directors.

Richard E. Montag – 85

Mr. Montag has served as a director of Getty since 2010. He is a member of the Compensation Committee since 2010 and the Audit Committee since 2010.

He was a director of FNC Realty Corporation (f/k/a Frank’s Nursery & Crafts, Inc.) from 2004 until 2005; Enterprise Asset Management, Inc. from 2003 until 2004; Hills Stores Company from 1997 to 1998, and Getty Petroleum Marketing Inc. from 1996 until 2000. From 1982 until 1998, Mr. Montag was the Vice President of Real Estate Development for The Richard E. Jacobs Group, Inc.

Mr. Montag’s qualifications to serve on our Board include his demonstrated leadership and management experience and strong understanding of public company governance and operations through his prior service on three public company boards. Mr. Montag also possesses experience as a director of Getty Petroleum Marketing Inc. from October 1996 until December 2000 and as a senior executive in the real estate industry, including his prior position as Vice President with The Richard E. Jacob Group, Inc., one of the nation’s most established and respected owners, developers, and managers of commercial real estate.

Howard B. Safenowitz – 59

Mr. Safenowitz has served as a director of Getty since December 1998 and as Lead Independent Director of Getty since February 2010. He has also served as Chairman of the Nominating/Corporate Governance Committee of the Board of Directors since 2005. Mr. Safenowitz also serves on the Compensation Committee since 1999 and on the Audit Committee since 2005.

Together with attributed family interests, Mr. Safenowitz is also one of the Company’s largest stockholders. Mr. Safenowitz is the President of Safenowitz Family Corp., an investment firm, since 1997. From 1990 to 2003, he was employed by The Walt Disney Company where he served as Senior Vice President, Business Affairs of Buena Vista Motion Pictures from March 2001 until April 2003 and prior thereto as Vice President, Business Affairs of Walt Disney Pictures and Television from 1996 until 2001. Mr. Safenowitz practiced corporate and transactional law in New York and California from 1983 until joining The Walt Disney Company in 1990. He also served as a director of Getty Petroleum Marketing Inc. from December 1998 until December 2000.

Mr. Safenowitz’s qualifications to serve on our Board include his

Name and Age	Information Regarding Nominees

significant experience with and knowledge of Getty, along with his prior service as a director of Getty Petroleum Marketing Inc. until December 2000, which together provide him with a valuable perspective on core business matters that face our Company. In addition, his experience as a corporate lawyer, as well as his position as the president of Safenowitz Family Corp., and his past leadership experience at The Walt Disney Company, have provided Mr. Safenowitz demonstrated leadership and management skills contributing to his value as an advisor to our Company

Recommendation

The Board of Directors unanimously recommends that you vote “for” the election of each nominee for director.

CORPORATE GOVERNANCE AND RELATED MATTERS

Board of Directors and Board Leadership Structure

Our Board of Directors is currently comprised of Leo Liebowitz, Howard B. Safenowitz, Milton Cooper, Philip E. Coviello, Richard E. Montag and Christopher J. Constant. Our Board is elected by the stockholders to oversee the performance of the business affairs of the Company and to set broad strategy for the Company’s growth. The Board of Directors acts as an advisor to senior management and monitors its performance. It also oversees the Company’s compliance efforts. To help discharge its responsibilities, the Board of Directors has adopted Corporate Governance Guidelines on significant corporate governance issues. The Corporate Governance Guidelines address, among other things, the size of the Board of Directors, director independence, committee membership and structure, meetings and executive sessions, and director selection and training.

The Charters for each of the committees of the Board of Directors, the Corporate Governance Guidelines, and Getty’s Business Conduct Guidelines (which serve as our code of ethics under the Sarbanes-Oxley Act of 2002 and our code of business conduct and ethics under the New York Stock Exchange (“NYSE”) rules, and covers officers, employees and directors), may all be accessed through the Getty website at www.gettyrealty.com by clicking on “Investors/Corporate Governance”. The Board of Directors and the Nominating/Corporate Governance Committee are committed to the needs of the Board and, in evaluating possible director candidates, have historically considered the knowledge and judgment, and breadth of skills, experience and attributes, of a candidate with a goal of identifying the most suitable person based on merit, without regard to gender, race, color, religion or national origin. From time to time, the Board of Directors and the Nominating and Corporate Governance Committee have re-evaluated their policies regarding diversity among the Board of Directors, specifically including gender and racial diversity. In February 2018, the Board of Directors determined to revise the Director Qualification Standards section of the Company’s Corporate Governance Guidelines to reaffirm the potential benefits of diversity among the Board of Directors, by specifically stating that (i) diversity (based on factors commonly associated with diversity such as race, gender, national origin, religion, or sexual orientation or identity, as well as on broader principles such as diversity of perspective and experience) would be one of the elements to be considered in evaluating any particular director candidate, and (ii) in carrying out its duties, the Nominating/Corporate Governance Committee shall be responsible for assessing the appropriate balance of skills and characteristics required of members of the Board of Directors and will actively seek to broaden the diversity composition of the Board of Directors. (For additional information on this issue, see “Nominating/Corporate Governance Committee” discussion on page 10 of this Proxy Statement.)

In addition to our website availability, copies of any of the Charters for each of the committees of the Board of Directors, the Corporate Governance Guidelines, and/or Getty’s Business Conduct Guidelines may also be obtained by submitting a written request to Mr. Joshua Dicker, Executive Vice President, General Counsel and Secretary, at the address for Getty’s executive offices provided in this Proxy Statement. The Business Conduct Guidelines apply to all employees, officers and directors of the Company and waivers of the Business Conduct Guidelines for directors or executive officers, if any, will be disclosed as required by the rules and regulations of the SEC. There were no such waivers in 2017.

For the year ended December 31, 2017, our Board of Directors had six members. The Board of Directors has nominated six candidates for election as directors for a one-year term ending at the 2019 annual meeting of the Company’s stockholders and when their successors are duly elected and qualified.

The Board does not have a policy regarding the separation of the roles of Chief Executive Officer (“CEO”) and Chairman of the Board as the Board believes it is in the best interests of the Company for the Board to have the flexibility to make the determination whether the same person should serve as both the CEO and Chairman of the Board at any given point in time, or whether the roles should be separate, depending on, among other factors, the position and direction of the Company and the membership of the Board. The Board believes that its current leadership structure, with the separation of the Chairman and the CEO position, is appropriate for the Company because it separates the leadership of the Board from the day to day leadership of the Company. The Board believes that, in addition to the Lead Independent Director, separating the position of Chairman from the CEO better positions the Board to evaluate the performance of management and enables the Chairman to provide guidance to the CEO.

In his role as Chairman of the Board, Mr. Liebowitz is responsible for enhancing Board effectiveness, in particular by ensuring that the Board works as a cohesive team; ensuring that the Board has adequate resources and that there is a process in place to assure that the Board is presented with full, timely and relevant information; ensuring that there is a process in place to monitor best practices that relate to the responsibilities of the Board; and assessing the effectiveness of the overall Board and individual directors on a regular basis. He is also responsible for Board management, in particular by providing oversight on the agendas for Board meetings; consulting with the CEO regarding the membership and the chairs for Board committees; ensuring that the independent directors meet regularly without management present to discuss the effectiveness of the CEO and the Board; and by chairing Board meetings.

In his role as the CEO, Mr. Constant is responsible for setting a strategic vision for the Company and seeking to align the Company, internally and externally, with that strategic vision. In addition, Mr. Constant, as CEO, is responsible for day to day leadership of the Company, promoting Company performance through his leadership, and leading the Company in the execution of its business plan. Our CEO also serves on our Board, which we believe helps the CEO serve as a bridge between management and the Board of Directors, ensuring that both groups act with a common purpose. We believe that the CEO’s presence on the Board enhances his ability to provide insight and direction on important strategic initiatives to both management and the independent directors and, at the same time, ensures that the appropriate level of independent oversight is applied to all decisions by the Board.

Role of Board of Directors in Risk Oversight

It is management’s responsibility to assess and manage the various risks the Company faces and the Board’s responsibility to oversee management in this effort. In exercising its oversight, the Board has delegated primary responsibility for risk assessment and risk management oversight to the Audit Committee. Under its Charter, the Audit Committee’s responsibilities include discussing with management the Company’s policies with respect to risk assessment and risk management, and the Company’s material financial risk exposures and the actions management has taken to limit, monitor or control such exposures. The Audit Committee receives quarterly reports from management on the Company’s enterprise risk management practices and risk mitigation efforts. The Audit Committee also oversees the Company’s legal and regulatory compliance programs and internal audit function. Our full Board regularly reviews the Company’s strategic plans and objectives, including the risks that may affect the achievement of these strategic plans and objectives.

Independence of Directors

The Board of Directors has determined that Messrs. Cooper, Coviello, Montag and Safenowitz are “independent” as defined in the listing standards of the NYSE. In making these determinations, the Board of Directors considered all relevant facts and circumstances, including the independence standards set forth in Section 303A.02 of the rules of the NYSE. The Board of Directors affirmatively determined that none of the directors, or any of their respective family members, other than Mr. Liebowitz and Mr. Constant, has had any relationship with Getty (either directly or as a partner, stockholder or officer of an organization that has a relationship with Getty), other than as a stockholder and director of Getty. Accordingly, the Board of Directors has affirmatively determined that each of the directors, other than Mr. Liebowitz and Mr. Constant, is “independent.”

It has been and will continue to be the practice of the Board of Directors to meet at least quarterly each year and have Mr. Liebowitz, as Chairman, chair such meetings. Additionally, it has been the practice of the independent directors to meet in executive session at least quarterly each year, and to have Mr. Safenowitz, who has served since February  25, 2010 as the Company’s Lead Independent Director, chair such sessions.

Directors’ Meetings

During the year ended December 31, 2017, the Board of Directors held six (6) meetings. Each of the directors nominated for election at the Annual Meeting attended all of the 2017 meetings of the Board of Directors, and all of the 2017 meetings of Committees of the Board on which such director served, except that one member of the Audit Committee did not attend the July 25, 2017 Audit Committee Meeting due to illness. Each of the directors nominated for election at the Annual Meeting also attended the annual meeting of stockholders in May 2017.

Committees

The Board of Directors has an Audit Committee, a Nominating/Corporate Governance Committee and a Compensation Committee, the membership and functions of which are described below.

Audit Committee

The Audit Committee met four (4) times in 2017. The Audit Committee consisted of Messrs. Coviello (Chairman), Montag, and Safenowitz. The Audit Committee selects the independent registered public accounting firm that audits the consolidated financial statements of Getty and its subsidiaries, discusses the scope and the results of the audit with our independent registered public accounting firm, and monitors Getty’s financial accounting and reporting practices. The Audit Committee also examines and discusses the adequacy of Getty’s internal control over financial reporting with the independent registered public accounting firm, our internal auditors, and with management. The Board has designated the Audit Committee to take the lead in overseeing our risk assessment and risk management, along with overseeing compliance with our Business Conduct Guidelines. In addition to regular meetings, at least one Audit Committee member meets telephonically with management and Getty’s independent auditors to review the Company’s quarterly reports and other reports, as appropriate, prior to their full presentation to the Audit Committee and subsequent filing with the SEC. The Audit Committee met with management and Getty’s independent auditors to review the Company’s audited financial statements for the year ended December 31, 2017 and recommended to the Board of Directors that the financial statements be included in the Company’s Annual Report on Form 10-K for such year. See “Role of Board of Directors in Risk Oversight” on page 9 of this Proxy Statement for a discussion of the Audit Committee’s role in risk assessment and risk management oversight. Additionally, the Audit Committee reviews and discusses with management, management’s specific disclosures contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Please also see the Audit Committee Report included at pages 33-34 in this Proxy Statement.

The Board of Directors determined that for the year ended December 31, 2017, each member of the Audit Committee (a) was (1) “independent” and (2) “financially literate” as such terms are defined in the listing standards of the NYSE and (b) met the independence tests set forth in Section 301 of the Sarbanes-Oxley Act of 2002 and regulations promulgated thereunder by the SEC. The Board of Directors also determined that for the year ended December 31, 2017, Mr. Coviello and Mr. Montag each qualified as an “audit committee financial expert” under the relevant rules of the SEC, and that each of Messrs. Coviello and Montag have the requisite accounting/financial management expertise required by the listing standards of the NYSE.

The Charter of the Audit Committee provides that members of the Audit Committee may not be members of the audit committee of more than two other public companies unless such other memberships have been disclosed to the Board and the Board has determined that such simultaneous service does not impair the ability of such member to serve effectively on the Audit Committee. None of the Audit Committee members served on the audit committee of more than two other public companies during 2017.

Nominating/Corporate Governance Committee

The Nominating/Corporate Governance Committee met two (2) times in 2017. The Nominating/Corporate Governance Committee consisted of Messrs. Safenowitz (Chairman), Cooper, and Coviello. The Nominating/Corporate Governance Committee recommends nominees for election to the Board and reviews the role, composition and structure of the Board and its committees. As part of this review, the Committee evaluates (i) whether to have a Lead Independent Director, (ii) the responsibilities of the positions of Chairman of the Board and Lead Independent Director, and (iii) the qualifications for those positions, including whether the position of Chairman of the Board of Directors should be held by the Chief Executive Officer, an independent director, or a non-independent director other than the Chief Executive Officer. The Nominating/Corporate Governance Committee also recommends candidates to the Board for election as officers.

For a discussion of the specific experience, qualifications, attributes or skills of the nominees for election to the Board, see the “Nominees for Election at the Annual Meeting” section on page 4 of this Proxy Statement.

Historically, consistent with its Charter, the Nominating/Corporate Governance Committee considered general principles of diversity in the broadest sense (including diversity of skills and perspectives) when identifying director nominees for the Board, however, the Committee did not have a formal policy with regard to the consideration of diversity specifically based on factors such as race, gender, national origin, religion, or sexual orientation or identity, in identifying director nominees. As noted above, in February 2018, the Board of Directors determined to revise the Director Qualification Standards section of the Company’s Corporate Governance Guidelines to reaffirm the potential benefits of diversity among the Board of Directors, by specifically stating that (i) diversity (based on factors commonly associated with diversity such as race, gender, national origin, religion, or sexual orientation or identity, as well as on broader principles such as diversity of perspective and experience) would be one of the elements to be considered in evaluating any particular director candidate, and (ii) in carrying out its duties, the Nominating/Corporate Governance Committee shall be responsible for assessing the appropriate balance of skills and characteristics required of members of the Board of Directors and will actively seek to broaden the diversity composition of the Board of Directors. In addition, at its regular meeting held in February 2018, the Board of Directors unanimously confirmed its intention to expand the Board of Directors by at least one new member after the Annual Meeting and prior to the Company’s 2019 Annual Meeting of Stockholders, and to seek to appoint a qualified candidate to the newly-created position who can meet the needs of the Board of Directors, including by broadening the diversity composition of the Board of Directors. The Nominating/Corporate Governance Committee intends to support the objective of the Board of Directors by conducting a search and, when appropriate, recommending qualified candidates consistent with the Company’s Corporate Governance Guidelines for such newly created vacancy to the Board of Directors.

The Board of Directors has determined that each member of the Nominating/Corporate Governance Committee is “independent” as such term is defined in the listing standards of the NYSE. The Nominating/Corporate Governance Committee Charter includes policies with regard to stockholder recommendations of nominees to the Board of Directors.

Stockholders wishing to recommend candidates for election to the Board must supply information in writing regarding the candidate to Mr. Joshua Dicker, Executive Vice President, General Counsel and Secretary of the Company, at the Company’s executive offices. This information should include the candidate’s name, biographical data and an analysis of the candidate based on the director candidate criteria described below. The recommendation must also include all information relating to the proposed director nominee that would be required to be disclosed in a solicitation of proxies for election of directors in an election contest under applicable securities law. Stockholders wishing to nominate a candidate must comply with the advance notice requirements in our By-Laws. Please refer to our By-Laws for more specific information. Our By-Laws were publicly filed with the Securities and Exchange Commission (“SEC”) on November 14, 2011. Additional information regarding any proposed nominees may be requested by the Nominating/Corporate Governance Committee.

Each nominee must possess fundamental qualities of intelligence, honesty, good judgment, and high standards of ethics, integrity, fairness and responsibility. The Nominating/Corporate Governance Committee also will consider the following criteria in addition to other criteria the Committee deems appropriate, including the specific needs of the Board at the time:

●

experience in corporate management, such as serving as an officer or former officer of a publicly held company, and a general understanding of marketing, finance and other elements relevant to the success of a publicly traded company in today’s business environment;

●	the director’s past attendance at meetings and participation in and contributions to the activities of the Board (if applicable);

●	experience in our industry and with relevant social policy concerns;

●	understanding of our business on a technical level;

●	educational and professional background and/or academic experience in an area of our operations;

●	experience as a board member of another publicly held company;

●	practical and mature business judgment, including ability to make independent analytical inquiries;

●	“independence,” as defined by the NYSE listing standards;

●	financial literacy;

●	standing in the community; and

●	ability to foster a diversity of backgrounds and views and to complement the Board’s existing strengths.

On the basis of the information gathered in this process, the Nominating/Corporate Governance Committee will determine which nominees to recommend to the Board. Recommendations and related information received prior to any Nominating/Corporate Governance Committee meeting where director nominees are to be considered will be considered at that meeting. The Nominating/Corporate Governance Committee uses the same process for evaluating all nominees, regardless of the source of the recommendation. This process includes, among other things, personal interviews, discussions with professional references, background checks, credit checks and resume verification.

The Nominating/Corporate Governance Committee has not received any recommendation for a director nominee for the Annual Meeting from any stockholder or group of stockholders.

Compensation Committee

The Compensation Committee met two (2) times in 2017. The Compensation Committee consisted of Messrs. Cooper (Chairman), Coviello, Montag and Safenowitz. The Compensation Committee is responsible for developing and, with the approval of the Board, implementing the compensation plans, policies and programs of the Company and producing an annual report on executive compensation for inclusion in the Company’s proxy materials in accordance with applicable rules and regulations. It is the Compensation Committee’s responsibility to ensure that compensation programs are designed to encourage high performance and promote accountability and assure that employee interests are aligned with the interests of the Company’s stockholders. The Board has determined that each member of the Compensation Committee is “independent” as such term is defined in the listing standards of the NYSE.

The Compensation Committee also administers the Supplemental Retirement Plan for Executives of Getty Realty Corp. and Participating Subsidiaries (the “Supplemental Retirement Plan”) and the Getty Realty Corp. Second Amended and Restated 2004 Omnibus Incentive Compensation Plan (the “2004 Plan”) and reviews, and recommends to the Board for Board approval, the compensation of the directors and each of the executive officers of Getty.

The Compensation Committee’s Charter provides that the Committee may delegate any or all of its responsibilities, except that the Committee may not delegate its responsibilities with respect to:

●	its annual review and approval of compensation for officers, directors and certain highly compensated employees;

●	its recommendation to the Chairman of the Board of any changes in non-management director compensation;

●	its management and annual review of, and responsibilities with respect to, all bonuses, incentive compensation, equity-based compensation, and employee pension and welfare benefit plans; or

●	any other matters that involve executive compensation.

The compensation of Getty’s executive officers is recommended by the CEO to the Compensation Committee. The CEO reviews the performance of each executive officer (other than his own) with the Compensation Committee. The Compensation Committee considers the CEO’s recommendations, evaluates the CEO’s individual performance and establishes the compensation for each executive officer, including the CEO. The CEO does not play any role in the Compensation Committee’s deliberation of matters impacting his own compensation. No executive officer other than the CEO plays a role in determining or recommending the amount or form of executive compensation.

Contacting the Board of Directors

Stockholders and other interested parties who wish to communicate with the Board of Directors may do so by sending written communications to the Board of Directors at the following address: Board of Directors, Getty Realty Corp., Two Jericho Plaza, Wing C, Suite 110, Jericho, New York 11753. Stockholders and other interested parties who wish to direct communications to only the independent (non-management) directors of Getty may do so by sending written communications to the following address: Independent Directors c/o Getty Realty Corp., Two Jericho Plaza, Wing C, Suite 110, Jericho, New York 11753. Concerns relating to accounting, internal controls or auditing matters are handled in accordance with procedures established by the Audit Committee with respect to such matters.

Executive Officers

The Company’s executive officers are as follows:

●

Mr. Christopher J. Constant, age 39, President and Chief Executive Officer since January 1, 2016. Mr. Constant is also a Director of the Company. Mr. Constant joined the Company in November 2010 as Director of Planning and Corporate Development and was later promoted to Treasurer in May 2012 and Vice President in May 2013. In December 2013, he was promoted to Chief Financial Officer of the Company. Prior to joining Getty, Mr. Constant was a Vice President in the corporate finance department of Morgan Joseph & Co. Inc. and began his career in the corporate finance department at ING Barings.

●

Mr. Mark J. Olear, age 54, Executive Vice President and Chief Investment Officer of Getty since May 2014 and Chief Operating Officer of Getty since May 2015. Prior to joining Getty, Mr. Olear held various positions in real estate with TD Bank, Home Depot, Toys “R” Us and A&P.

●

Mr. Joshua Dicker, age 57, Executive Vice President, General Counsel and Secretary of Getty (Executive Vice President since May 2017, Senior Vice President since May 2012, Vice President since February 2009, General Counsel and Secretary since February 2008). Mr. Dicker joined Getty in February 2008. Prior to joining Getty, he was a partner in the law firm Arent Fox LLP, resident in its New York City office, specializing in corporate and transactional matters.

●

Mr. Danion Fielding, age 46, Vice President, Chief Financial Officer and Treasurer. Mr. Fielding joined the Company in February 2016. Prior to joining the Company, Mr. Fielding held various positions in commercial real estate and finance with Wilbraham Capital, Inc., The Moinian Group, Nationwide Health Properties, Inc., and J.P. Morgan Securities Inc.

There are no family relationships between any of the Company’s directors or executive officers.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND

MANAGEMENT OF SHARES

The following table sets forth the beneficial ownership of Getty common stock as of March 13, 2018 of (i) each person who is a beneficial owner of more than 5% of the outstanding shares of Getty common stock, (ii) each director, (iii) the Named Executive Officers (as defined below), and (iv) all directors and executive officers as a group. The number of shares column includes shares as to which voting power and/or investment power may be acquired within 60 days of March 13, 2018 (inclusive of vested Restricted Stock Units (“RSUs”) – see footnote 2 below).

Name and Address of Beneficial Owner(1)	Shares of Common Stock Beneficially Owned		Approximate Percent of Class (2)
The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	5,815,946	(3)	14.68
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	4,955,781	(4)	12.50
Vanguard Specialized Funds – Vanguard REIT Index Fund 100 Vanguard Blvd. Malvern, PA 19355	2,256,431	(5)	5.69
Leo Liebowitz, Chairman of the Board	3,177,343	(6)	7.99
Howard B. Safenowitz, Director Includes shares attributable to: Safenowitz Family Corp. - 2,455,747 (7) shares (7.10%)	3,037,144	(8)	7.64
Milton Cooper, Director c/o Kimco Realty Corporation 3333 New Hyde Park Road New York, NY 11042	1,304,505	(9)	3.28
Philip E. Coviello, Director	94,390	(10)	*
Richard E. Montag, Director	93,508	(11)	*
Christopher J. Constant, Director, CEO and President	29,199	(12)	*
Mark J. Olear, Executive Vice President and Chief Operating Officer	14,750	((13)	*
Joshua Dicker, Executive Vice President, General Counsel and Secretary	45,641	(14)	*
Danion Fielding, Vice President, Chief Financial Officer and Treasurer	3,230	(15)	*
Directors and executive officers as a group (9 persons)	7,799,710		19.64

* Total shares beneficially owned constitute less than one percent of the outstanding shares.

(1)	Unless otherwise indicated, the address of each of the named individuals is c/o Getty Realty Corp., Two Jericho Plaza, Wing C, Suite 110, Jericho, NY 11753.

(2)

The percentage is determined for each stockholder listed by dividing (A) the number of shares shown for such stockholder, by (B) the aggregate number of shares outstanding as of March 13, 2018 plus shares subject to RSUs granted under our 2004 Plan that are vested as of March 13, 2018. No additional RSUs will vest for any individual stockholder named above within 60 days of March 13, 2018. Settlement of vested RSUs is deferred pursuant to the terms of the RSU award agreement until the earlier of the tenth anniversary of the grant date or the termination of service. Settlement of RSUs granted prior to 2009 is deferred until termination of service pursuant to the award agreements in effect prior to 2009.

(3)

The information is derived from a Schedule 13G filed by The Vanguard Group, Inc. (“Vanguard”) on February 9, 2018. Vanguard has sole power to vote or direct to vote 72,497 shares; shared power to vote or direct to vote 53,268 shares; sole power to dispose of or to direct the disposition of 5,730,473 shares; shared power to dispose or to direct the disposition of 85,473 shares.

(4)

The information is derived from a Schedule 13G filed by BlackRock, Inc. on January 19, 2018. BlackRock, Inc. has sole power to vote or to direct the vote of 4,883,260 shares and sole power to dispose or to direct the disposition of 4,955,781 shares.

(5)

The information is derived from a Schedule 13G filed by Vanguard Specialized Funds-Vanguard REIT Index Fund (“Vanguard Specialized”) on February 2, 2018. Vanguard Specialized has sole power to vote or direct to vote 2,256,431 shares.

(6)

Includes 40,875 shares held by Mr. Liebowitz’s wife as to which he disclaims beneficial ownership, 56,434 shares held by a charitable foundation of which Mr. Liebowitz is a co-trustee, 346 shares held in the Getty Realty Corp. Retirement and Profit Sharing Plan, 439,691 shares held by Liebowitz Realty, LLC, of which Mr. Liebowitz is co-grantor and manager, 607,652 shares held by Liebowitz Realty II LLC, of which Mr. Liebowitz is the sole member/manager, 310,957 of the shares held by CLS General Partnership Corp., of which Mr. Liebowitz is a stockholder, 119,408 shares held by Liebowitz 2015 Family Trust, of which Mr. Liebowitz is not a beneficiary and his spouse is the sole trustee, and 30,500 vested RSUs. Of the shares reported as beneficially owned by Mr. Liebowitz, 1,000,000 shares are pledged as collateral for an $8.5 million loan.

(7)

Includes 1,848,092 shares held by Safenowitz Partners, LP, 517,857 shares held by Safenowitz Family Partnership, LP, and 89,798 shares held by Safenowitz Investment Partners. Safenowitz Family Corp. is the general partner of each of Safenowitz Partners, LP, Safenowitz Family Partnership, LP and Safenowitz Investment Partners. Mr. Safenowitz is the president of Safenowitz Family Corp.

(8)

Includes 2,455,747 shares attributable to Safenowitz Family Corp. (see footnote 11 above). Also includes 52,080 shares held by three children (40,249 of which are held as custodian and 11,831 of which are held individually), as to which Mr. Safenowitz disclaims beneficial ownership, 11,586 shares held by Mr. Safenowitz’s wife, as to which Mr. Safenowitz disclaims beneficial ownership, and 324,537 shares beneficially owned by The Marilyn Safenowitz Irrevocable Trust u/a/d 4/13/00, of which Mr. Safenowitz is the trustee (which Trust shares include 308,097 shares held by CLS General Partnership Corp., of which the Trust is a stockholder). Also includes 30,500 vested RSUs.

(9)

Includes 76,396 shares held by Mr. Cooper’s wife as to which he disclaims beneficial ownership, 30,972 shares held by a charitable foundation of which Mr. Cooper is the president, 134,052 of the shares held by CLS General Partnership Corp., of which Mr. Cooper is a stockholder, and 30,500 vested RSUs.

(10)

Includes 25,983 shares held by a charitable remainder trust of which Mr. Coviello is the trustee, 30,500 vested RSUs, and 942 shares in a testamentary trust formed under Mr. Coviello’s father’s will for the benefit of Mr. Coviello and his children, of which he is a co-trustee.

(11)	Includes 20,446 shares held by Mr. Montag’s wife as to which he disclaims beneficial ownership and 25,500 vested RSUs.

(12)	Includes 28,550 vested RSUs.

(13)	Includes 14,700 vested RSUs.

(14)	Includes 45,500 vested RSUs.

(15)	Includes 3,200 vested RSUs.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Compensation Committee is responsible for setting and administering the compensation policies and practices for the executive officers of the Company. The Company’s executive compensation program consists primarily of the following elements: base salary, cash incentive compensation, equity compensation and retirement plans. We do not utilize compensation policies or practices that create risks which are reasonably likely to have a material adverse effect on the Company.

This “Compensation Discussion and Analysis” section describes generally the compensation policies and practices that the Company applies to our Chief Executive Officer (“CEO”), Christopher J. Constant, Chief Operating Officer and Chief Investment Officer, Mark J. Olear, General Counsel, Joshua Dicker, and Chief Financial Officer (“CFO”), Danion Fielding (each of the foregoing, a “Named Executive Officer” or “NEO”). For additional details about our NEOs for 2017, see “Executive Officers” at page 13 of this Proxy Statement, and “Summary Compensation Table” at page 22 of this Proxy Statement.

2017 Company Performance Highlights

The following presents a summary of certain financial and operational highlights achieved by the Company in 2017 which, among other factors, were considered by the Compensation Committee in reaching its determinations regarding the performance and compensation of the Named Executive Officers. (See our filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2017, for additional details regarding each of these highlights.)

●

Exceptional Financial Performance. 2017 was a highly productive year for the Company as our performance and market position yielded very strong returns. The Company delivered on all of its key financial objectives, including exceeding our published 2017 adjusted funds from operations (“AFFO”) guidance, which had been raised in October 2017. We increased net earnings per share by 13%, increased our annual dividend rate by 14%, and generated total annual stockholder returns of 11.4% for the calendar year. For the year ended December 31, 2017, we declared $43.7 million of dividends, or $1.16 per share, as compared to $35.4 million of dividends, or $1.03 per share, in the prior year, representing an increase of 13%. For the year ended December 31, 2017, we reported net earnings of $47.2 million, or $1.26 per share, funds from operations (“FFO”) of $74.6 million, or $2.00 per share, and AFFO of $62.0 million, or $1.66 per share. [1]

●

Marked Improvement of Our Portfolio. During the year ended December 31, 2017, we acquired fee simple interests in 103 properties for an aggregate purchase price of $214 million. The leases associated with these acquisitions have a weighted average initial term of 14.4 years and are expected to produce attractive returns. As a result of these transactions, the Company added a number of high quality tenants and properties, diversified our tenant base, and expanded our geographic presence in the Southeastern and Southwestern United States. We also continued to reduce our subpopulation of vacant properties, which started the year at 15 and ended the year at eight. In addition, we advanced our portfolio management objectives during the year by selling 12 properties (generating $4.2 million of gross proceeds), and leasing seven convenience and gas sites, which resulted in approximately $0.3 million in additional annual rent revenue, and by exiting four unprofitable over-leases.

●	Successful Progress in Our Redevelopment Program. In 2017, we advanced and enlarged our redevelopment program, which seeks to unlock embedded value within our existing net lease portfolio by taking

1 AFFO and FFO are non-GAAP measures. For a description of how Getty calculates AFFO and FFO and for a reconciliation of these non-GAAP measures to the nearest comparable GAAP measure, see Item 6 (Selected Financial Data) in the Annual Report on our Form 10-K for the year ended December 31, 2017.

certain convenience store and gasoline properties and redeveloping them into either a newer convenience store and gasoline use or another single-tenant net-lease retail use with higher returns. In 2017, we reached rent commencement on our second and third redevelopment projects, and, as of December 31, 2017, we had nine of our properties under active redevelopment for alternative uses. In addition, as of December 31, 2017, we are in various stages of feasibility and planning for recapturing and redeveloping many other properties, including having signed leases in place for four properties which will be recaptured from existing tenants and redeveloped after relevant entitlements, permits and approvals have been secured.

●

Positioning the Company’s Balance Sheet for Growth Initiatives. We maintained a well-positioned balance sheet with strong credit metrics such as a Fixed Charge Coverage Ratio of 3.4x* and a Net Debt to EBITDA Ratio of 3.8x*. We maintained ample liquidity to support our growth objectives and, for the year ended December 31, 2017, we increased our cash flow provided by financing activities by $198.1 million. We raised approximately $118 million of equity capital by selling shares of our common stock pursuant to an at-the-market equity offering program (raising net proceeds of $13.5 million), and by conducting an underwritten public offering pursuant to which we sold 4.7 million common shares and raised net proceeds of $104.3 million.

Overview

The compensation of each NEO is recommended by the CEO to the Compensation Committee. The CEO reviews the performance of each NEO (other than himself) and provides compensation recommendations for all NEOs (including himself) to the Compensation Committee. The Compensation Committee considers the CEO’s recommendations, evaluates the CEO’s individual performance, and establishes the compensation for each NEO. The CEO does not play any role in the Compensation Committee’s deliberation of matters impacting his own compensation. After consideration of various factors, including the operational and financial achievements noted above and the individual contributions of the NEOs which advanced those achievements, the Compensation Committee made the following determinations in February 2018 with respect to the Named Executive Officers:

●	Cash bonuses were awarded to the NEOs, as described below under the heading “Incentive Compensation – Cash Bonus”.

●	Mr. Constant’s base salary for 2018 was increased by 5.8% and base salaries for 2018 were increased 5.1% for Mr. Olear, 5.7% for Mr. Dicker and 6.0% for Mr. Fielding.

●

Profit sharing contributions, matching contributions to the Company’s 401(k) retirement savings plan and contributions to the Supplemental Retirement Plan stayed substantially the same for each NEO as the amounts contributed by the Company for the past three years.

●

An annual discretionary grant under the 2004 Plan of 17,500 restricted stock units (“RSUs”) was awarded to Mr. Constant, 13,000 RSUs to Mr. Olear, 13,000 RSUs to Mr. Dicker, and 8,000 RSUs to Mr. Fielding.

See the “Summary Compensation Table” on page 22 for additional details.

Getty’s Compensation Program

Getty’s compensation program for executive officers is designed to effectively manage the Company’s aggregate annual compensation expense while providing executive officers with a total compensation package that is adequate to retain them, encourage and motivate their high performance and promote their accountability. Getty’s compensation policies are also designed to promote increased stockholder value by aligning the financial interests of

* Capitalized terms are as defined in the Company’s Credit Agreement and Second Amended and Restated Note Purchase and Guarantee Agreement. Calculations are as of December 31, 2017.

Getty’s executive officers with those of its stockholders. The Compensation Committee believes that its current policies, plans and programs are adequate for these purposes.

Getty’s executive compensation program involves a combination of annual cash compensation, discretionary incentive compensation (cash incentive awards and equity incentive awards like RSUs with dividend equivalents), retirement and other plans, and perquisites and other benefits. Although the Compensation Committee has not adopted any formal policies for allocating compensation among the foregoing compensation components, in conducting its review and rendering its determinations, the Compensation Committee evaluates whether each executive officer is provided with a total compensation opportunity that achieves the key objectives of the compensation program while maintaining an appropriate cost structure.

Base salary levels for executive officers are, in combination with other compensation components, considered by the Compensation Committee to be sufficient to achieve the objectives of Getty’s compensation program. Total compensation, including discretionary annual cash incentive awards and RSU grants (including dividend equivalents paid with respect to such RSUs), are in aggregate amounts which the Compensation Committee considers sufficient to retain its executive officers and to align their interests with those of Getty’s stockholders.

Total compensation determinations by the Compensation Committee for each NEO are influenced in part by the particular responsibilities of the applicable executive position with additional consideration given to such NEO’s individual performance. Our CEO reviews the performance of each NEO (other than himself) and provides compensation recommendations for all NEOs (including himself) to the Compensation Committee with respect to base salary amounts, cash bonuses and grants of equity based awards under the 2004 Plan consisting of RSUs (including dividend equivalents with respect to such RSUs). The Compensation Committee reviews and deliberates upon the CEO recommendations, evaluates the CEO’s individual performance, and establishes the compensation for each NEO. The CEO does not play any role in the Compensation Committee’s deliberation of matters impacting his own compensation. Although the Compensation Committee takes the CEO’s recommendations under advisement, it independently evaluates the compensation recommendations for each NEO and in all instances exercises its discretion in making final compensation decisions in accordance with its authority and formal responsibilities set forth in its charter. The Compensation Committee has direct knowledge of the performance of each of the NEOs through regular and special reports by these executives to the Board of Directors and Board Committees and through other interactions with these executives related to the Company’s operations and performance. In reaching the executive compensation decisions described below, the Compensation Committee recognized the individual contributions that each NEO made towards the Company’s operational and financial achievements highlighted above, while also recognizing each of their individual efforts, including the following notable accomplishments for each NEO:

NEO	2017 Individual Performance Highlights
Mr. Christopher J. Constant

●   Successfully led the Company’s growth platform, advanced the Company’s revenue and geographic diversity goals, and advanced the Company’s owned property redevelopment program;

●   Delivered increased value to stockholders by exceeding the Company’s growth targets, by increasing the Company’s earnings per share, and by increasing the Company’s annual dividend; and

●   Provided strategic oversight of the Company’s capital markets initiatives, including equity and debt financings.

Mr. Mark J. Olear

●   Successfully led all of the Company’s real estate activities;

●   Successfully advanced the Company’s redevelopment platform;

●   Grew the Company’s pipeline of potential acquisition targets; and

●   Oversaw the Company’s environmental remediation program.

Mr. Joshua Dicker	● Successfully led the Company’s legal compliance, regulatory affairs and tenant compliance programs;

●   Effectively structured, negotiated and documented the Company’s real estate transactions;

●   Effectively managed the Company’s litigation portfolio;

●   Effectively managed the Company’s insurance programs; and

●   Effectively provided corporate governance advice to the Company’s Board of Directors.

Mr. Danion Fielding

●   Successfully led the Company’s equity and debt financings and financial planning activities;

●   Enhanced the Company’s investor relations functions;

●   Advanced the Company’s information technology initiatives; and

●   Effectively managed the Company’s treasury functions.

The compensation of the CEO is discussed, deliberated upon and approved solely by the Compensation Committee.

The Compensation Committee may periodically engage outside professional firms to assist in understanding compensation levels and programs in the broader marketplace and to provide advice on executive compensation. In 2017, the Compensation Committee did not engage the services of a compensation consultant and did not benchmark compensation elements against a peer group.

The primary elements of compensation for our NEOs are the following:

●	Base salary;
●	Incentive compensation (discretionary annual cash incentive awards and equity incentive awards like RSUs with dividend equivalents);
●	Retirement and other plans; and
●	Perquisites and other benefits.

Base Salary

The Compensation Committee examines whether each executive’s base salary is competitive and appropriate in view of such person’s role, level of responsibility, experience and value to the Company, and relative to achieving the overall goals of the compensation program for all executive officers. The Compensation Committee reviews base salaries annually and in the interim if an executive officer’s position or responsibilities change or if the Committee believes it is otherwise necessary or appropriate. Salaries are not automatically increased on an annual basis if the Committee believes that a raise is not warranted by either individual or Company performance, or that other forms of compensation are more appropriate to further compensation program objectives.

As part of its process and in order to achieve the overall goals of Getty’s executive compensation program, the Compensation Committee determined to increase base salaries in 2018 from those in effect in 2017 by the following amounts for the following NEOs: Mr. Constant’s base salary for 2018 was increased by 5.8%, and base salaries for 2018 were increased 5.1% for Mr. Olear, 5.7% for Mr. Dicker and 6.0% for Mr. Fielding.

Incentive Compensation

Cash Bonus

The Compensation Committee believes that discretionary cash bonuses are useful on a case by case basis to motivate and reward executives for their contribution to annual operating results and Company achievements that help create value for our stockholders. Cash bonuses for executive officers are not guaranteed, but have been awarded from time to time at the discretion of the Compensation Committee. In deciding whether to award discretionary cash bonuses, the Compensation Committee makes its determinations as described above, based upon (i) recommendations from the Company’s CEO, (ii) its review with the CEO of the performance of each NEO (other than the CEO himself), (iii) its evaluation of the CEO’s individual performance, (iv) its informed judgment, in view of the Company’s financial and operational performance, of each NEO’s responsibilities and efforts, such NEO’s contribution to the Company’s overall performance and success, and the complexity or difficulty of the objectives that have been achieved by such NEO, (v) the relative significance of a cash bonus award toward meeting the overall goals of Getty’s compensation program, and (vi) other relevant considerations. These factors are considered subjectively and no one factor is accorded any specific weight. In February 2018, the Compensation Committee awarded discretionary cash bonuses as reflected in the Summary Compensation Table for 2017. Specifically, Mr. Constant was paid a cash bonus of $300,000, Mr. Olear and Mr. Dicker were each paid a cash bonus of $200,000 and Mr. Fielding was paid a cash bonus of $150,000.

Equity Incentive Awards

The Company maintains the stockholder-approved 2004 Plan for officers and other valued employees of the Company and its subsidiaries, and members of the Board. The 2004 Plan allows for the grant of various types of stock-based awards, other than stock options, to eligible individuals. The 2004 Plan is administered by the Compensation Committee which has the power to determine eligibility, the types and sizes of awards, the price and timing of awards, terms of vesting, the acceleration or waiver of any vesting restriction and the timing and manner of settling vested awards.

Generally, to better align the interests of the Company’s executive officers with the interests of the Company’s stockholders and to promote performance that will have a positive long-term impact on total stockholder return, the Compensation Committee annually grants equity based awards under the 2004 Plan to the Company’s executive officers, consisting of RSUs (including dividend equivalents paid with respect to such RSUs). These RSU awards vest over a five-year period subject to continued employment through the vesting date and, for all such RSU awards granted since 2009, are settled, in the discretion of the Compensation Committee, in cash or in shares of the Company’s common stock upon the earlier of ten years after grant or termination of employment. Settlement of vested RSUs granted prior to 2009 is deferred until termination of service pursuant to the award agreements in effect prior to 2009. All award agreements also provide for optional vesting of RSUs in the event of the “Retirement” (as defined in the award agreement) of the subject executive officer, if approved by the Compensation Committee in its discretion.

In February 2017, the Compensation Committee approved RSU grants to each NEO in accordance with its annual equity grant program, based on such NEO’s individual performance during 2016, in the following amounts: 15,000 RSUs to Mr. Constant, 11,000 RSUs to Mr. Olear, 11,000 RSUs to Mr. Dicker, and 6,000 RSUs to Mr. Fielding. These RSU grants are reflected in the “2017 Grants of Plan-Based Awards” table included on page 23 of this Proxy Statement.

The Compensation Committee’s determination in February 2017 to grant RSUs under the annual equity grant program to each executive officer was in keeping with its annual practice of using RSUs as part of the compensation program and was based on the Committee’s determination that an annual grant of RSUs fosters the equivalent of stock ownership by the Company’s executive officers, thereby aligning their personal interests with the long-term interests of the Company’s stockholders, and also encourages executive retention because the awards vest over a five-year period. The size of the annual equity award granted to each NEO is commensurate with the role and responsibilities of such NEO and with historical trends.

In February 2018, the Compensation Committee approved RSU grants to the NEOs in accordance with its annual equity grant program, based on such NEO’s individual performance during 2017, in the following amounts: 17,500 RSUs to Mr. Constant, 13,000 RSUs to Mr. Olear, 13,000 RSUs to Mr. Dicker, and 8,000 RSUs to Mr. Fielding. These RSU grants will be reflected in the “2018 Grants of Plan-Based Awards” table that will be included in our Proxy Statement for the annual meeting of stockholders to be held in 2019. All such RSU grants include related dividend equivalents. The Compensation Committee’s decision to increase the number of RSUs granted to the NEOs was in furtherance of the overall goals of Getty’s executive compensation program and in order to bring the Company’s incentive compensation practices more in line with comparative practices at other REITs.

In making executive compensation determinations, the Compensation Committee has also considered the results of the non-binding, advisory stockholder votes on our executive compensation program. Our stockholders approved the Company’s executive compensation program each year since the advisory vote has first been sought, most recently approving it by 96% of votes cast on the say-on-pay proposal in our 2017 proxy statement. The Compensation Committee was mindful of our stockholders’ endorsement of the Compensation Committee’s decisions and policies and has maintained its general approach to executive compensation for decisions made to date. The Compensation Committee will continue to consider the results from this year’s and future advisory stockholder votes regarding the executive compensation program.

Retirement Plans

Getty has a retirement and profit sharing plan with 401(k) deferred savings plan provisions (the “Retirement Plan”) for employees, including the NEOs, meeting certain service requirements. An annual discretionary profit sharing contribution to the Retirement Plan is determined by the Board of Directors. The contribution is calculated as a percentage of the sum of (i) the employee’s compensation (as defined in the Retirement Plan) up to the maximum allowed under Internal Revenue Service regulations, and (ii) the excess of that amount over the social security taxable wage base. For 2017, the Board of Directors elected to contribute 1% of that sum for each eligible employee. This percentage was consistent with prior years. Under the terms of the Retirement Plan, the Company matches 50% of each participating employee’s elective contribution to the Retirement Plan, but in no event more than 3% of the employee’s compensation. The Company’s contributions to the Retirement Plan vest in accordance with a six-year vesting schedule and are paid upon retirement, death, disability, or termination of employment, as described more fully in the Retirement Plan.

Getty also has the Supplemental Retirement Plan for executive officers and other senior management employees. The Board of Directors has sole discretion to select annually the eligible employees for whom contributions will be made. Under the Supplemental Retirement Plan, which is not qualified for purposes of Section 401(a) of the Internal Revenue Code, a participating employee may receive in his trust account an amount equal to 10% of his compensation (as defined in the Supplemental Retirement Plan), reduced by the amount of any contributions allocated to the employee by the Company under the Retirement Plan. The amounts held in trust under the Supplemental Retirement Plan may be used to satisfy claims of general creditors in the event of Getty’s or any of its subsidiaries’ bankruptcy. An employee’s account vests in the same manner as under the Retirement Plan and is paid upon separation of service from the Company. Under the Supplemental Retirement Plan, during any year, the Board of Directors may elect not to make any payment to the account of any or all eligible employees.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management as required by Item 402(b) of Regulation S-K, and based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement for filing with the Securities and Exchange Commission and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2017.

Compensation Committee:

Milton Cooper (Chairman)

Philip E. Coviello

Howard B. Safenowitz

Richard E. Montag

Summary Compensation Table

The following table sets forth information about the compensation of the CEO and each of the other Named Executive Officers for services in all capacities to Getty and its subsidiaries during the periods indicated.

Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)	Option Awards	Non Equity Incentive Plan Compen- sation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compen- sation(2)	Total Compen- sation
		($)	($)	($)	($)	($)	($)	($)	($)
Christopher J.
Constant	2017	484,615	300,000	395,400	0	0	0	62,207	1,242,222
President and Chief	2016	467,308	225,000	275,400	0	0	0	59,605	1,027,313
Executive Officer(3)	2015	267,500	170,000	135,300	0	0	0	36,905	609,705

Mark J. Olear, Executive Vice	2017	404,808	200,000	289,960	0	0	0	50,257	945,025
President, Chief	2016	386,731	170,000	183,600	0	0	0	48,257	788,588
Investment Officer and Chief Operating Officer	2015	360,962	120,000	135,300	0	0	0	47,257	663,519
Joshua Dicker Executive Vice	2017	356,731	200,000	289,960	0	0	0	45,757	892,448
President, General	2016	330,769	170,000	183,600	0	0	0	43,140	727,509
Counsel and Secretary	2015	305,385	150,000	135,300	0	0	0	40,640	631,325

Danion Fielding	2017	256,923	150,000	158,160	0	0	0	35,464	600,547
Vice President,	2016	221,539	120,000	91,800	0	0	0	33,655	466,994
Chief Financial Officer and
Treasurer

(1)

Stock awards are in the form of restricted stock units (RSUs). The amount reflected is the grant date fair value computed in accordance with FASB ASC Topic 718. The value of future dividends is assumed to be reflected in the closing per share price of the common stock, and, consequently, in the fair value of each award. Therefore, the dividend equivalents paid on RSUs are not shown separately in this table. The Company pays dividend equivalents on RSUs only to the extent dividends are declared on shares of its common stock.

(2)

All Other Compensation includes (a) profit sharing and Company matching contributions under the Retirement Plan, (b) contributions under the Supplemental Retirement Plan, (c) life insurance premiums, and (d) perquisites and other personal benefits received by the Named Executive Officers that exceeded $10,000 in the aggregate for the year, which consist only of automobile allowances. See “All Other Compensation” table, below.

(3)

During the fiscal year ended 2015, Mr. Constant served as the Vice President, Chief Financial Officer and Treasurer of the Company. Effective January 1, 2016, Mr. Constant was appointed President and Chief Executive Officer of the Company.

All Other Compensation

The following table sets forth information about amounts included in the All Other Compensation column of the Summary Compensation Table.

Name	Year	Profit Sharing Contribution	Company Match Under 401(k) Provisions	Supplemental Retirement Plan	Life Insurance(1)	Perquisites and Other Personal Benefits (2)	Total All Other Compensation
		($)	($)	($)	($)	($)	($)
Christopher	2017	4,128	8,100	35,022	1,757	13,200	62,207
J. Constant	2016	4,115	7,950	32,935	1,405	13,200	59,605
	2015	4,115	7,950	14,435	1,405	9,000	36,905
Mark J.	2017	4,128	8,100	27,272	1,757	9,000	50,257
Olear	2016	4,115	7,950	25,435	1,757	9,000	48,257
	2015	4,115	7,950	24,435	1,757	9,000	47,257
Joshua	2017	4,128	8,100	22,772	1,757	9,000	45,757
Dicker	2016	4,115	7,950	20,435	1,640	9,000	43,140
	2015	4,115	7,950	17,935	1,640	9,000	40,640
Danion	2017	4,128	8,100	12,772	1,464	9,000	35,464
Fielding	2016	3,247	6,648	14,105	1,405	8,250	33,655

(1)             All life insurance policy premiums relate to term life insurance policies.

(2)             Perquisites and Other Personal Benefits consist only of an automobile allowance.

2017 Compensation Disclosure Ratio of the Median Annual Total Compensation of All Company Employees to the Annual Total Compensation of the Company’s Chief Executive Officer

Mr. Christopher J. Constant, who serves as the Company’s President and Chief Executive Officer, had fiscal 2017 total compensation of $1,242,222, as reflected in the Summary Compensation Table included in this Proxy Statement. We estimate that the median annual compensation for all employees of the Company, excluding our Chief Executive Officer, was $123,347 for 2017. As a result, Mr. Constant’s 2017 annual compensation was approximately 10 times that of the median annual compensation for all employees.

To identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of the “median employee,” the methodology and the material assumptions, adjustments, and estimates that we used were as follows:

(1) We determined that, as of December 31, 2017, our employee population consisted of 29 individuals other than Mr. Constant. We selected December 31, 2017, which is within the last three months of 2017, as the date upon which we would identify the “median employee.”

(2) Our median employee was determined by reviewing wages, tips and other compensation on payroll records for our employee population, as reported to the IRS on Form W-2. We highlight that these reported Form W-2 compensation amounts may not include the value of the grants of equity-based compensation and retirement plan contributions for the employee population. The pay ratio identified above is a reasonable estimate calculated in a manner consistent with SEC rules. Pay ratios that are reported by our peers may not be directly comparable to ours because of differences in the composition of each company’s workforce, as well as the assumptions and methodologies used in calculating the pay ratio, as permitted by SEC rules.

2017 Grants of Plan Based Awards

Name	Board Action Date	Grant Date	Estimated Future Payouts Under Non Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	All Other Option Awards: Number of Securities Underlying Options (#)	Grant Date Fair Value of Stock and Option Awards ($)(2)
			Threshold	Target	Maximum	Threshold	Target	Maximum
			($)	($)	($)	(#)	(#)	(#)
Christopher J. Constant	3/1/17	3/1/17	0	0	0	0	0	0	15,000	0	395,400
Mark J. Olear	3/1/17	3/1/17	0	0	0	0	0	0	11,000	0	289,960
Joshua Dicker	3/1/17	3/1/17	0	0	0	0	0	0	11,000	0	289,960
Danion Fielding	3/1/17	3/1/17	0	0	0	0	0	0	6,000	0	158,160

(1)

Stock awards are in the form of RSUs that vest over a five-year period on the anniversary of the grant date with accelerated vesting in the event of death or termination of service by the Company without cause.

(2)	Grant date fair value is computed in accordance with FASB ASC Topic 718.

2017 Outstanding Equity Awards at Year-End

The following table provides information as to outstanding Stock Options and RSUs held by each of the NEOs at December 31, 2017.

		Option Awards(1)				Stock Awards

Name	Number of Securities Underlying Unexercised Options	Number of Securities Underlying Unexercised Options	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Grant Date	Number of Shares or Units of Stock That Have Not Vested (2)	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested

	(#) Exercisable	(#) Unexercisable	(#)	($)			(#)	($)	(#)	($)

Christopher J						3/1/17	15,000	407,400
Constant						3/9/16	12,000	325,920
						3/1/15	4,500	122,220
						3/1/14	2,400	65,184
						3/1/13	600	16,296
Mark J.						3/1/17	11,000	298,760
Olear						3/9/16	8,000	217,280
						3/1/15	4,500	122,220
						5/13/14	2,000	54,320
Joshua						3/1/17	11,000	298,760
Dicker						3/9/16	8,000	217,280
						3/1/15	4,500	122,220
						3/1/14	2,400	65,184
						3/1/13	1,000	27,160

Danion						3/1/17	6,000	162,960
Fielding						3/9/16	4,000	108,640

(1) The term of the Company’s Stock Option Plan expired in 2008. Stock Options may no longer be granted pursuant to the Stock Option Plan. There are no stock options outstanding under the Stock Option Plan.

(2) RSUs vest at the rate of 20% per year on the first five anniversaries of the grant date and vest earlier upon death or termination of employment by the Company without cause.

2017 Option Exercises and Stock Vested

The following Option Exercises and Stock Vested table provides additional information about the stock awards that vested during the year ended December 31, 2017.

	Option Awards(1)		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Name	(#)	($)	(#)(2)	($)(3)
Christopher J. Constant	N/A	N/A	7,550	199,018
Mark J. Olear	N/A	N/A	4,500	118,620
Joshua Dicker	N/A	N/A	8,200	216,152
Danion Fielding	N/A	N/A	1,000	26,360

(1)

The term of the Company’s Stock Option Plan expired in 2008. Stock options may no longer be granted pursuant to the Stock Option Plan. There are no stock options outstanding under the Stock Option Plan.

(2)	Reflects the number of RSUs that vested during 2017.
(3)

Reflects an amount equal to the number of RSUs that vested in 2017 multiplied by the closing price of the underlying shares of Getty common stock on the applicable vesting date. Settlement of these vested RSUs is deferred pursuant to the terms of the RSU award agreement until the earlier of the tenth anniversary of the grant date or the NEO’s termination of service. Settlement of vested RSUs granted prior to 2009 is deferred until termination of service pursuant to the award agreements in effect prior to 2009. The Value Realized on Vesting for all NEOs is included as Registrant Contributions in the Nonqualified Deferred Compensation table, below.

Nonqualified Deferred Compensation

Name	Executive Contributions in Last FY	Registrant Contributions in Last FY(1)	Aggregate Earnings (Loss) in Last FY(2)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE(3)
	($)	($)	($)	($)	($)
Christopher J. Constant
Supplemental Retirement Plan	0	32,935	14,408	0	119,872
Vested RSUs	0	199,018	25,579	0	522,830
Total	0	231,953	39,987	0	642,702

Mark J. Olear
Supplemental Retirement Plan	0	25,435	10,118	0	71,663
Vested RSUs	0	118,620	9,445	0	217,280
Total	0	144,055	19,563	0	288,943

Joshua Dicker
Supplemental Retirement Plan	0	20,435	19,571	0	213,447
Vested RSUs	0	216,152	55,658	0	1,021,216
Total	0	236,587	75,229	0	1,234,663

Danion Fielding
Supplemental Retirement Plan	0	14,105	2,039	0	16,144
Vested RSUs	0	26,360	800	0	27,160
Total	0	40,465	2,839	0	43,304

(1)

The amount reported for each executive in the column “Registrant Contributions in Last FY” for the Supplemental Retirement Plan represents the respective amount reported for each executive for the prior year, 2016, in the column “Supplemental Retirement Plan” in the All Other Compensation Table above, and the amount reported for Vested RSUs is equal to the Value Realized on Vesting reflected in the 2017 Option Exercises and Stock Vested table above.

(2)

For RSUs, the aggregate earnings (loss) reflect the change in value of the shares of Getty common stock subject to the RSUs calculated based on the change in the closing price from December 31, 2016 to December 29, 2017 (the last trading day of the year), for RSUs that vested prior to 2017, and the change in the closing price from the vesting date to December 29, 2017 for RSUs that vested in 2017. Settlement of vested RSUs is deferred pursuant to the terms of the RSU award agreement until the earlier of the tenth anniversary of the grant date or the NEO’s termination of service. Settlement of vested RSUs granted prior to 2009 is deferred until termination of service pursuant to the award agreements in effect prior to 2009.

(3)

The Aggregate Balance includes the balances accumulated under the Supplemental Retirement Plan and the aggregate value of all vested RSUs for which settlement has been deferred based on $27.16 per share, the closing price of Getty common stock on December 29, 2017 (the last trading day of the year).

Getty maintains the Supplemental Retirement Plan for executive officers and other senior management employees. The Board of Directors has sole discretion to select annually the eligible employees for whom contributions will be made. Under the Supplemental Retirement Plan, which is not qualified for purposes of Section 401(a) of the Internal Revenue Code, a participating employee may receive in his or her trust account an amount equal to 10% of such employee’s compensation (as defined in the Supplemental Retirement Plan), reduced by the amount of any contributions allocated to the employee by the Company under the Retirement Plan. Amounts contributed by the Company for 2017 to the Supplemental Retirement Plan for our NEOs were based upon an amended definition of eligible compensation in the Supplemental Retirement Plan adopted by the Compensation Committee in 2012 so as to exclude anything other than base salary as the basis for computation of eligible compensation. The amounts held in trust under the Supplemental Retirement Plan may be used to satisfy claims of general creditors in the event of Getty’s or any of its subsidiaries’ bankruptcy. An employee’s account vests in the same manner as under the Retirement Plan and is paid upon separation of service from the Company. Under the Supplemental Retirement Plan, during any year the Board of Directors may elect not to make any payment to the account of any or all eligible employees.

Potential Payments upon Termination or Change in Control

Each of the award agreements for outstanding RSUs granted to our employees, including our NEOs, contains a provision that causes the unvested RSUs to vest upon the NEO’s death or termination of the NEO’s employment without cause. The award agreements also provide for optional vesting of unvested RSUs in the event of the “Retirement” (as defined in the award agreement) of the subject employee, including our NEOs, if approved by the Compensation Committee in its discretion. In the event of a termination of employment without cause, the value as of December 31, 2017 of RSUs that would vest upon such termination would be as follows: Mr. Constant ($937,020); Mr. Olear ($692,580); Mr. Dicker ($730,604); and Mr. Fielding ($271,600).

We do not provide any compensation or benefits to any of our NEOs solely on account of the occurrence of a change in control of the Company. The RSU award agreements do not provide for accelerated vesting upon the occurrence of a change in control.

Equity Compensation Plans

The following chart presents information regarding Getty’s equity compensation plans, as of December 31, 2017:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column of this chart)
Equity Compensation Plans approved by stockholders:
- the 2004 Plan	448,925(1)	$ 0.00	934,896(2)
Equity Compensation Plans not approved by stockholders	N/A	N/A	N/A
Total	448,925		934,896

(1)	Represents shares underlying outstanding vested and unvested RSUs that are settleable, in the discretion of the Compensation Committee, in cash or in shares of the Company’s common stock.
(2)

The 2004 Plan permits awards of restricted stock, RSUs, cash, stock or other performance awards, dividend equivalents, deferred stock awards, stock payments and stock awards. At the annual meeting of stockholders held on May 4, 2017, the Company’s stockholders approved an amendment to the 2004 Plan to increase the aggregate number of shares that the Company may issue under awards under the 2004 Plan by 500,000.

Director Compensation

The following text and table discuss the compensation paid to each of our non-employee directors for 2017:

For 2017, (i) all non-employee directors received an annual director fee of $30,000, which included attendance at all meetings of our Board of Directors; (ii) Members of our Audit Committee received an annual fee of $12,500, except for the Chairman of the Audit Committee, who received an annual fee of $20,000, which included attendance at all meetings of our Audit Committee; (iii) Members of our Compensation Committee received an annual fee of $5,000, except for the Chairman of the Compensation Committee, who received an annual fee of $7,500, which included attendance at all meetings of our Compensation Committee; and (iv) Members of our Nominating/Corporate Governance Committee received an annual fee of $5,000, except for the Chairman of the Nominating/Corporate Governance Committee, who received an annual fee of $7,500, which included attendance at all meetings of our Nominating/Corporate Governance Committee. In addition, Mr. Safenowitz received a fee of $50,000 for his services as Lead Independent Director. All annual fees payable to directors are paid in four equal quarterly installments.

Non-employee directors are also reimbursed for travel and other expenses related to Company business.

Mr. Liebowitz has served as our Chairman of the Board since 1971 and continues to do so. Mr. Liebowitz retired as an employee of the Company on June 28, 2013. For 2017, Mr. Liebowitz received an annual fee of $125,000 (paid quarterly) for his services as Chairman of the Board, in addition to the annual director fee of $30,000 paid to all directors, as noted above. Mr. Constant is not separately compensated for his services on the Board; his compensation for services as an employee is discussed in the “Compensation Discussion and Analysis” section on page 16 of this Proxy Statement.

Generally, to better align the interests of our non-employee directors with the interests of the Company’s stockholders, the Compensation Committee grants equity-based awards under the 2004 Plan to the Company’s non-

employee directors consisting of RSUs (including dividend equivalents paid with respect to such RSUs). RSU awards vest over a five-year period. RSUs granted before 2009 provide for settlement upon termination of service as a director and RSUs granted in 2009 and thereafter provide for settlement upon the earlier of ten years after grant or upon termination of service as a director. The award agreements also provide for optional vesting of a director’s RSUs in the event of the “Retirement” (as defined in the award agreement) of the subject non-employee director, if approved by the Compensation Committee in its discretion.

In February 2017, the Compensation Committee approved a grant of 5,000 RSUs to each of the non-employee directors (which was consistent with the grant made to each non-employee director in 2016). The Compensation Committee’s determination to award RSUs was in order to further align the interests of directors with the Company’s stockholders and also to provide additional value to directors for their contributions to the Company.

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Option Awards ($)	Non Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation	All Other Compensation ($)	Total ($)
Leo Liebowitz	155,000	131,800					286,800
Milton Cooper	42,500	131,800					174,300
Philip E. Coviello	60,000	131,800					191,800
Richard E. Montag	47,500	131,800					179,300
Howard B. Safenowitz	105,000	131,800					236,800

(1)

The Company granted 5,000 RSUs to each non-employee director in 2017. The fair value of these RSUs was determined based on the closing market price of Getty’s stock on the date of grant without consideration of the five-year vesting period of the restricted stock award. These RSUs provide for settlement, to the extent vested, upon the earlier of ten years after grant or termination of service from the Board of Directors. At December 31, 2017, Messrs. Cooper, Coviello, Liebowitz and Safenowitz each had 25,700 vested and 14,800 unvested RSUs outstanding of which, in each case, 4,600 RSUs vested during the year ended December 31, 2017. At December 31, 2017, Mr. Montag had 20,700 vested and 14,800 unvested RSUs outstanding of which 4,600 RSUs vested during the year ended December 31, 2017.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee for calendar year 2017 were Messrs. Cooper, Coviello, Montag and Safenowitz. There were no Compensation Committee interlocks to report in 2017.

PROPOSAL NO. 2

ADVISORY (NON-BINDING) VOTE

ON EXECUTIVE COMPENSATION (SAY-ON-PAY)

(Item No.  2 on the Proxy Card)

Background

The Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, requires that our stockholders have the opportunity to cast an advisory (non-binding) vote on executive compensation, commonly referred to as a “Say-on-Pay” vote.

The affirmative vote of a majority of the votes cast at the Annual Meeting will be necessary to approve the advisory vote on executive compensation. For purposes of the advisory vote to approve the named executive officer compensation, abstentions and broker non-votes are not considered votes cast and will have no effect on the outcome of this proposal.

The advisory vote on executive compensation is a non-binding vote on the compensation of our NEOs as described in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure, set forth in this Proxy Statement. The Compensation Discussion and Analysis section starts on page 16 of this Proxy Statement. Please read the Compensation Discussion and Analysis section which provides a detailed discussion of our executive compensation program and compensation philosophy, including information about 2017 compensation of our NEOs. This advisory vote on executive compensation is not a vote on our general compensation policies, the compensation of our Board, or our compensation policies as they relate to risk management.

The vote solicited by this Proposal No. 2 is advisory and, therefore, is not binding on the Company, our Board or our Compensation Committee. The outcome of the vote will not require the Company, our Board or our Compensation Committee to take any action and will not be construed as overruling any decision by the Company, our Board or our Compensation Committee. Furthermore, because this non-binding, advisory vote primarily relates to the compensation of our NEOs that has already been paid or contractually committed, there is generally no opportunity for us to revisit these decisions. However, our Board, including our Compensation Committee, values the opinions of our stockholders, and, to the extent there is any significant vote against the executive officer compensation as disclosed in this Proxy Statement, we will consider our stockholders’ concerns and evaluate what actions, if any, may be appropriate to address those concerns. Stockholders will be asked at the Annual Meeting to approve the following resolution pursuant to this Proposal No. 2:

RESOLVED, that the stockholders of Getty Realty Corp. approve, on an advisory basis, the named executive officer compensation.

Recommendation

The Board of Directors unanimously recommends a vote “for” approval of the foregoing resolution. Proxies will be so voted unless stockholders specify otherwise in their proxies.

PROPOSAL NO. 3

APPROVAL OF AMENDMENT TO CHARTER TO INCREASE THE

NUMBER OF SHARES AUTHORIZED FOR ISSUANCE

(Item No. 3 on the Proxy Card)

The Board of Directors has unanimously adopted and declared advisable a proposal (the “Charter Amendment Proposal”) to amend Article VI, Section 6.1 of the Charter of the Company (as currently in effect, the “Charter”) to increase the aggregate number of shares of stock of all classes which the Company has authority to issue from 70,000,000 shares to 120,000,000 shares, by increasing the (i) the aggregate number of shares of common stock which the Company has authority to issue from 60,000,000 to 100,000,000 shares of common stock, and (ii) the aggregate number of shares of preferred stock which the Company has authority to issue from 10,000,000 to 20,000,000 shares of preferred stock.

The affirmative vote of the holders of shares entitled to cast a majority of all the votes entitled to be cast on the matter is necessary to adopt the Charter Amendment Proposal. For purposes of the Charter Amendment Proposal, abstentions and broker non-votes will have the same effect as votes against the proposal.

If the Charter Amendment Proposal is approved by our stockholders, Articles of Amendment incorporating the amendment described above (the “Articles of Amendment”) will be filed with the State Department of Assessments and Taxation of Maryland (the “SDAT”), and the amendment to Article VI, Section 6.1 of the Charter described above will be effective upon the acceptance for record of the Articles of Amendment by the SDAT. A copy of the proposed Article of Amendment is attached hereto as Appendix A.

As of the Record Date, there were 39,710,287 shares of common stock issued and outstanding and there were no shares of preferred stock outstanding.

Since its inception, the Company has issued common stock primarily in underwritten public offerings and, in recent years, through the Company’s at-the-market equity offering program (the “ATM Program”) pursuant to which we may issue and sell shares of our common stock. The proceeds of these issuances have been used to fund property acquisitions and development activity, reduce amounts outstanding under our existing credit facilities, for working capital and for general corporate purposes. The Board of Directors believes that the availability of additional shares is essential for the Company to successfully pursue its investment strategy. It will also enhance the Company’s flexibility in connection with general corporate purposes, such as equity offerings and acquisitions.

The additional authorized shares of common stock will be part of our current class of common stock and, if and when issued, will have the same rights and privileges as our presently issued and outstanding shares of common stock. To the extent the Company issues any shares of preferred stock in the future, the terms of such preferred stock will be set forth in a filing with the SDAT. The Company’s stockholders will not have any preemptive rights with respect to the additional shares of common stock being authorized.

Other than the Company’s ATM Program, there are no present agreements, plans, arrangements, commitments or understandings with respect to the issuance of newly authorized shares of common stock. Newly authorized shares of common stock could be issued at such times and for such corporate purposes as our Board of Directors may deem advisable without further action by our stockholders, except as may be required by Maryland law or by the rules of the New York Stock Exchange or any other stock exchange or national securities association trading system on which our common stock may be listed or traded. In this regard, stockholder approval would be required for new equity compensation plans or to increase the number of shares of common stock available under existing equity compensation plans. Subject to such stockholder approvals, the Board of Directors could authorize the issuance of these shares of common stock for any corporate purpose that the Board of Directors deems advisable, which may include capital-raising transactions involving equity or convertible debt securities, stock splits, stock dividends, issuance under current or future equity compensation and incentive plans, employee stock plans and savings plans, and acquisitions of individual properties or portfolios of multiple properties.

Recommendation

The Board of Directors recommends a vote “for” Proposal 3 to increase the number of shares authorized for issuance.

REPORT OF THE AUDIT COMMITTEE

To Our Stockholders:

This report addresses our compliance with rules of the Securities and Exchange Commission (the “SEC”) and the listing standards of the New York Stock Exchange (the “NYSE”) designed to enhance audit committee effectiveness to improve public disclosure about the functioning of corporate audit committees and to enhance the reliability and credibility of financial statements of public companies.

Oversight Responsibilities

The Audit Committee of the Board of Directors of Getty Realty Corp., a Maryland corporation (the “Company”), is responsible for providing objective oversight of the Company’s financial accounting and reporting functions, system of internal control and audit process. The Audit Committee operates under a written charter adopted by the Board of Directors. A copy of the Audit Committee Charter is available on the Company’s website located at www.gettyrealty.com and is available in print to any shareholder who requests it.

The Company’s management is responsible for the Company’s system of internal control and its financial reporting process. The independent registered public accountants, PricewaterhouseCoopers LLP, are responsible for performing an independent integrated audit of the Company’s consolidated financial statements and its internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”) and to issue a report thereon. The Audit Committee is responsible for the monitoring and oversight of these processes.

Independence/Qualifications

The Board of Directors determined that for the year ended December 31, 2017 each member of the Audit Committee was “independent”, as such term is defined in the listing standards of the NYSE, and that each member who served on the Audit Committee for 2017 is “financially literate”, as such term is defined in the listing standards of the NYSE. The Board also determined that for the year ended December 31, 2017, Messrs. Coviello and Montag each qualified as an “audit committee financial expert” under the relevant rules of the SEC and each had the requisite accounting/financial management expertise required by the listing standards of the NYSE.

Sarbanes-Oxley Act Compliance

During the past year, the Audit Committee met regularly with management to assure that the Company’s internal control over financial reporting continued to meet applicable standards under the Sarbanes-Oxley Act and are compliant with the listing standards of the NYSE. The Company’s internal control over financial reporting was reviewed and tested by PricewaterhouseCoopers LLP, our independent auditors. Their report is included in our Annual Report on Form 10-K for the year ended December 31, 2017. At the Audit Committee meeting held on February 27, 2018, the Committee reviewed the Company’s internal control over financial reporting with management and PricewaterhouseCoopers LLP and determined that the Company is in compliance with the requirements applicable to it.

Financial Statements

With regard to our audited financial statements, the Audit Committee has:

(1)    reviewed and discussed the audited financial statements with management and with PricewaterhouseCoopers LLP;

(2)  discussed with PricewaterhouseCoopers LLP those matters required to be discussed under PCAOB standards, including those required by Auditing Standard No. 1301 (Communications with Audit Committees);

(3) (a) received the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the PCAOB regarding PricewaterhouseCoopers LLP’s communications with the Audit Committee concerning independence, and (b) discussed with PricewaterhouseCoopers LLP their independence; and

(4) based upon the review and discussions set forth in paragraphs (1) through (3) above, it was recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 filed with the SEC.

Prior to the filing with the SEC of each of the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2017, the Audit Committee Chairman or another member of the Audit Committee reviewed with the Company’s management and PricewaterhouseCoopers LLP the Company’s interim financial results to be included in such reports and the matters required to be discussed by Auditing Standard No. 1301.

The report of the Audit Committee should not be deemed incorporated by reference by any general statement incorporating this Proxy Statement by reference into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that the Company specifically incorporates this information by reference, and should not otherwise be deemed filed under the Securities Act or the Exchange Act.

Audit Committee: Philip E. Coviello (Chairman) Howard B. Safenowitz Richard E. Montag

PROPOSAL NO. 4

RATIFICATION OF APPOINTMENT

OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(Item No. 4 on the Proxy Card)

On February 27, 2018, the Audit Committee appointed the firm of PricewaterhouseCoopers LLP (“PwC”), subject to ratification by the stockholders at the Annual Meeting, to audit the accounts of Getty with respect to our operations for the year ending December 31, 2018 and to perform such other services as may be required. Should PwC be unable to perform these services for any reason, the Audit Committee will appoint another independent registered public accounting firm to perform these services. As long as a quorum is present, a majority of votes cast at the Annual Meeting is necessary to ratify the appointment of the independent registered public accounting firm.

The Audit Committee’s Pre-Approval Policy requires pre-approval of services to be provided by PwC. The policy authorizes the Audit Committee to delegate to one or more of its members, and the Audit Committee has delegated to each of its members, authority to pre-approve non-audit services. Each member is required to report any pre-approval decisions to the Audit Committee at its next scheduled meeting. All (100%) of the non-audit services performed by PwC in 2016 and 2017 were pre-approved by the Audit Committee.

The fees payable to PwC, our independent registered public accounting firm, related to services provided for the years ending December 31, 2016 and 2017 were as follows:

		2016	2017

(a)	Audit Fees(1)	$797,500	$830,000

(b)	Audit Related Fees (assurance and related services reasonably related to audit or review of financial statements not reported under (a)) (2)	$198,500	$166,000

(c)	Tax Fees (professional services for tax compliance, advice and planning)(3)	$300,000	$313,500

(d)	All Other Fees(4) (not reflected in (a) (c))	$1,955	$0

(1)

Includes the aggregate fees and expenses estimated or billed for professional services rendered by PwC for the integrated audit of the Company’s annual consolidated financial statements for the year and of its internal control over financial reporting as of year-end and the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q for the year.

(2)	Represents fees for professional services rendered by PwC related to the comfort letters and other audit related services.

(3)	Represents fees for federal and state tax compliance, planning and tax research.

(4)	Represents annual subscription fees for the online accounting research tool Inform.

Representatives of the firm of PwC are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions from stockholders.

Recommendation

The Board of Directors recommends that you vote “for” the proposal to ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ended December 31, 2018.

DEADLINES FOR SUBMITTING STOCKHOLDER PROPOSALS FOR THE ANNUAL MEETING

Stockholder proposals to be considered for inclusion in next year’s Proxy Statement pursuant to Rule 14a-8 under the Exchange Act must be received by November 19, 2018. Any stockholder proposal or director nomination to be presented at the Annual Meeting that is not intended to be included in our Proxy Statement will be considered untimely if we receive it before February 7, 2019 or after March 9, 2019. Such proposals and nominations also must be made in accordance with our Bylaws. An untimely proposal may be excluded from consideration at the Annual Meeting.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Pursuant to Section 16(a) of the Exchange Act and the rules issued thereunder, Getty’s officers and directors are required to file reports of ownership and changes in ownership of Getty equity securities with the SEC and the NYSE. As a matter of practice, our administrative staff assists our executive officers and directors in preparing initial ownership reports and reporting ownership changes, and typically files those reports on their behalf. Based solely on a review of the Forms 3, 4 and 5 filed with the SEC during 2017 and written representations provided by our directors and officers, Getty believes that during 2017 all of our officers and directors complied with the Section 16(a) requirements, except that a Form 5 for Leo Liebowitz was filed on February 14, 2018 with respect to a transfer of shares from direct to indirect ownership on October 3, 2016.

OTHER MATTERS

Management does not know of any matters, other than those referred to above, to be presented at the meeting for action by the stockholders. However, if any other matters are properly brought before the meeting, or any adjournment or adjournments or postponements thereof, we intend to cast votes pursuant to the proxies with respect to such matters in accordance with the best judgment of the persons acting under the proxies.

Record holders may vote by returning the enclosed proxy card by mail or by attending the meeting and voting in person. The Notice of Internet Availability also instructs you how you may submit your proxy over the Internet. If your shares are held in “street name”, which means they are held for your benefit in the name of a broker, bank or other intermediary, you will receive instructions from your broker, bank or other intermediary on how you can indicate the votes you wish to cast with respect to your shares. Please be aware that beneficial owners of shares held in “street name” may not vote their shares in person at the meeting unless they first obtain a written authorization to do so from their bank or broker and produce same at the Annual Meeting. Your proxy may be revoked at any time prior to it being exercised. Record holders may revoke their proxy by voting at the meeting or by submitting a new proxy, dated after the date of the proxy to be revoked, to the Secretary of the Company at the address on the first page of this Proxy Statement, prior to the Annual Meeting. If your shares are held in “street name”, you must contact your broker for instructions on revoking your proxy. Brokerage houses and other custodians will be requested to forward solicitation material to beneficial owners of stock that they hold of record. We will reimburse brokerage houses, banks and custodians for their out of pocket expenses in forwarding proxy material to the beneficial owners. The cost of this solicitation, which will be effected by mail, will be borne by us.

March 19, 2018

By Order of the Board of Directors,

/s/ JOSHUA DICKER
Joshua Dicker
Executive Vice President, Secretary and General Counsel

APPENDIX A

ARTICLES OF AMENDMENT

to the

ARTICLES OF INCORPORATION

of

GETTY REALTY CORP.

(a Maryland corporation)

GETTY REALTY CORP., a Maryland corporation (the “Corporation”), having its principal office in Jericho, New York, hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:         The Corporation desires to amend its Articles of Incorporation (as amended, the “Charter”) as follows:

Article VI, Section 6.1 of the Charter is hereby deleted and the following is inserted in lieu thereof:

“Section 6.1 Authorized Shares. The total number of shares of stock of all classes which the Corporation has authority to issue is One Hundred Twenty Million (120,000,000) shares of capital stock (par value $0.01 per share), amounting in aggregate par value to One Million Two Hundred Thousand Dollars ($1,200,000). One Hundred Million (100,000,000) of such shares are classified as “Common Stock” and Twenty Million (20,000,000) of such shares are classified as “Preferred Stock”. If the shares of one class of stock are classified or reclassified into shares of another class of stock pursuant to Sections 6.2, 6.3 or 6.4 of this Article VI, the number of authorized shares of the former class shall be automatically decreased and the number of shares of the latter class shall be automatically increased, in each case by the number of shares so classified or reclassified, so that the aggregate number of shares of stock of all classes that the Corporation has authority to issue shall not be more than the total number of shares of stock set forth in the first sentence of this paragraph.”

SECOND:    (a) Prior to these Articles of Amendment, the total number of shares of all classes of stock of the Corporation authorized and the number and par value of the shares of each class were as follows: Seventy Million (70,000,000) shares of capital stock (par value $0.01 per share), amounting in aggregate par value to Seven Hundred Thousand Dollars ($700,000), of which Sixty Million (60,000,000) of such shares were classified as Common Stock and Ten Million (10,000,000) of such shares were classified as Preferred Stock.

(b) The total number of shares of all classes of stock of the Corporation as amended by these Articles of Amendment, and the number and par value of the shares of each class, are as follows: One Hundred Twenty Million (120,000,000) shares of capital stock (par value $0.01 per share), amounting in aggregate par value to One Hundred Twenty Thousand Dollars ($120,000,000), of which One Hundred Million (100,000,000) of such shares are classified as Common Stock and Twenty Million (20,000,000) of such shares are classified as Preferred Stock.

THIRD:    The foregoing Articles of Amendment do not change the rights and preferences of the Corporation’s capital stock.

FOURTH:    The foregoing Articles of Amendment were advised by the board of directors of the Corporation at a meeting duly held on October 24, 2017, and approved by the stockholders of the Corporation at the Annual Meeting of Stockholders duly held on [            ], 2018.

[Signatures appear on the following page.]

IN WITNESS WHEREOF, Getty Realty Corp. has caused these Articles of Amendment to be signed and acknowledged in its name and on its behalf by its President and witnessed and attested by its Secretary, effective as of the __ day of [            ], 2018, and they acknowledged the same to be the act of said Corporation, and that to the best of their knowledge, information and belief, all matters and facts stated herein are true in all material respects and that this statement is made under the penalties of perjury.

ATTEST:	GETTY REALTY CORP.

By:
Name: Joshua Dicker		Name: Christopher J. Constant
Title: Executive Vice President, General Counsel and Secretary		Title: President and Chief Executive Officer

[Signature Page to Articles of Amendment]

GETTY REALTY CORP.

ATTN: Christopher J. Constant

TWO JERICHO PLAZA

WING C, SUITE 110

JERICHO, NEW YORK 11753

Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1 1 of 2 1 1

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 05/07/2018 for shares held directly and by 11:59 P.M. ET on 05/03/2018 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET 05/07/2018 for shares held directly and by 11:59 P.M. ET on 05/03/2018 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

CONTROL # 0000000000000000

NAME

THE COMPANY THE COMPANY THE COMPANY THE COMPANY THE COMPANY THE COMPANY THE COMPANY THE COMPANY

NAME INC. NAME INC. NAME INC. NAME INC. NAME INC. NAME INC. NAME INC. NAME INC.

-     COMMON

-     CLASS A

-     CLASS B

-     CLASS C

-     CLASS D

-     CLASS E

-     CLASS F

-     401 K

SHARES

123,456,789,012.12345

123,456,789,012.12345

123,456,789,012.12345

123,456,789,012.12345

123,456,789,012.12345

123,456,789,012.12345

123,456,789,012.12345

123,456,789,012.12345

1 OF 2

PAGE

KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS :    ☒

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

02 0000000000

For withhold

For Against Abstain

For Against Abstain

0000360696_1 R1.0.1.17

SHARES CUSIP # SEQUENCE #

1a. Leo Liebowitz

1b. Milton Cooper

1c. Philip E. Coviello

1d. Christopher J. Constant

1e. Richard E. Montag

1f. Howard B. Safenowitz

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.

2.     ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION (SAY-ON-PAY).

3.     APPROVAL OF AMENDMENT TO CHARTER TO INCREASE THE NUMBER OF SHARES AUTHORIZED FOR ISSUANCE.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

JOB #

Nominees

1. Election of Directors

The Board of Directors recommends you vote FOR the election of each of the following nominees:

Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1

4. RATIFICATION OF THE APPOINTMENT OF

PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2018.

NOTE: And such other business as may properly come before the meeting or any adjournment thereof.

Signature (Joint Owners)    Date